Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of NeoGenomics, Inc. on Form S-8 (File Nos. 333-125994, 333-139484, 333-159749, 333-173494, 333-180095 and 333-189391) and Form S-3 (File Nos. 333-186067 and 333-193105) of our report dated July 8, 2014 relating to the financial statements of Path Labs, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph regarding matters that raise substantial doubt about Path Labs, LLC’s ability to continue as a going concern), appearing in this Form 8-K/A.

/s/ Crowe Horwath LLP

Sacramento, California

August 6, 2014